EXHIBIT 99.1
SITIO ROYALTIES REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Fourth quarter production up 14% Y-o-Y to Company record 40.9 MBoe/d

Full year pro forma production exceeded high end of Company guidance(1)

Closed three acquisitions in late 2024 for aggregate cash consideration of approximately $140 million; primarily located in the Delaware Basin and immediately accretive to cash flow per share

Fourth quarter total return of capital of $0.49 per share, comprised of declared cash dividend of $0.41 per share and an equivalent $0.08 per share in common stock repurchases

Since Falcon merger closed in June 2022, cumulative return of capital to shareholders has exceeded $840 million, representing nearly 30% of current market capitalization(2)

Company issues 2025 outlook including forecasted average daily production of 39.8 MBoe/d (18.5 MBbls/d oil) at the midpoint, 3% above reported full year 2024 production, underpinned by consistent, robust activity levels from premier operators

DENVER — February 26, 2025 — Sitio Royalties Corp. (NYSE: STR) (“Sitio”, “STR” or the “Company”) today announced fourth quarter and full year 2024 financial and operating results. In addition, the Company provided its 2025 outlook. Supplemental slides have been posted to Sitio’s website, www.sitio.com. A conference call and webcast is planned for 7:30 a.m. CT / 8:30 a.m. ET on Thursday, February 27, 2025. Participation details can be found within this release.
FOURTH QUARTER 2024 HIGHLIGHTS
•Achieved record high production in the fourth quarter of 40.9 thousand barrels of oil equivalent per day (“MBoe/d”), up 6% quarter-over-quarter, attributable to strong performance across the Company's legacy assets as well as contributions from acquisitions

•Operators remained active across the Company's assets; 8.3 net wells were turned-in-line across Sitio's acreage, up 9% quarter-over-quarter; net line of sight (“LOS”) wells totaled 44.9 as of December 31, 2024

•Closed three high return and cash flow accretive acquisitions for aggregate cash consideration of approximately $140 million, which added approximately 3,300 net royalty acres ("NRAs"), primarily located in the Delaware Basin

•Net income of $19.3 million and Adjusted EBITDA(3) of $141.2 million, up $111.0 million and $6.2 million (or 5%), respectively, compared to fourth quarter 2023

•Continued to return cash to shareholders and create value on a per share basis; Sitio to return $0.49 per share of Class A Common Stock for the fourth quarter, comprised of $0.41 per share cash dividend (payable March 28, 2025) and an equivalent $0.08 per share of common stock repurchases

•Repurchased $118.1 million of common stock in 2024; 3% reduction in total shares outstanding year-over-year; $81.9 million of authorized repurchases remaining as of December 31, 2024

"We delivered across the board in 2024 with stronger-than-expected results. Sitio’s fourth quarter production was up by more than 14% over the prior year, while our share count decreased 3% year-over-year. Over the course of the year, we closed on 16 immediately accretive acquisitions totaling about $350 million, with expected returns above our target threshold – another solid demonstration of our ability to deliver sustainable growth and capital returns to shareholders,” said CEO Chris Conoscenti. “The backdrop for 2025 is very similar to early 2024 – operators remain active on our premium land positions in the Permian, DJ, Eagle Ford and Williston basins and we continue to see attractive opportunities to consolidate fragmented minerals ownership. We remain a uniquely active manager of minerals. Our team will continue to focus on driving top-line and bottom-line improvements – enhancing revenue recovery with proprietary technology to audit and capture missing payments and leveraging our asset management systems to support our growth as well as meaningful reductions in Cash G&A per Boe as we scale our minerals position."
FOURTH QUARTER 2024 FINANCIAL RESULTS
Sitio's fourth quarter 2024 average unhedged realized prices including all expected quality, transportation and demand adjustments were $69.98 per barrel of oil, $1.42 per Mcf of natural gas and $18.09 per barrel of natural gas liquids, for a total price of $39.82 per Boe. During the fourth quarter of 2024, the Company received $5.2 million in net cash settlements for commodity derivative contracts and as a result, average hedged realized prices were $72.09 per barrel of oil, $1.64 per Mcf of natural gas and $18.09 per barrel of natural gas liquids, for a total price of $41.20 per Boe.

For the fourth quarter of 2024, consolidated net income was $19.3 million and Adjusted EBITDA(3) was $141.2 million, up $111.0 million and $6.2 million (or 5%), respectively, compared to fourth quarter 2023, primarily due to 14% higher production over the same period.
As of December 31, 2024, the Company had $1.1 billion principal value of total debt outstanding (comprised of $487.8 million drawn on Sitio's revolving credit facility and $600.0 million of senior unsecured notes) and liquidity of $440.5 million, including $3.3 million of cash and $437.2 million of remaining availability under its $925.0 million credit facility.
2025 OUTLOOK
The table below includes Sitio's financial and operational guidance for full year 2025 and reflects the Company's expectations for operator development activity on its acreage. Sitio does not forecast acquisitions; however, it expects to remain active on the M&A front given its robust deal pipeline.

Guidance Metric	2024 Full Year Results	2025 Full Year Guidance
Production
Average daily production (Boe/d)	38,517	38,250	–	41,250
Average daily oil production (Bbls/d)	19,128	17,750	–	19,250

Expenses and Taxes
Cash G&A ($ in millions)(3)	$29.5	$36.5	–	$39.5
Production taxes and other (% of royalty revenue)	7.6%	7.0%	–	9.0%
Estimated cash taxes ($ in millions)(4)	$18.1	$26.0	–	$30.0

RETURN OF CAPITAL FRAMEWORK
Sitio is committed to returning capital to shareholders while maintaining a balanced and durable capital structure. Since becoming public in 2022, Sitio's cumulative return of capital to shareholders has exceeded $840 million, including cash dividends and share repurchases, with more than $330 million attributable to 2024.(2)

Sitio’s Board of Directors declared a cash dividend of $0.41 per share of Class A Common Stock with respect to the fourth quarter of 2024. The dividend is payable on March 28, 2025 to the stockholders of record at the close of business on March 14, 2025. During the fourth quarter of 2024, the Company repurchased an aggregate 0.6 million shares of Class A Common Stock at an average price of $20.06 per share, representing 11% of fourth quarter 2024 Discretionary Cash Flow(3), or an equivalent $0.08 per share. As of December 31, 2024, the Company had repurchased a total of 5.1 million of Class A Common Stock shares and Sitio OpCo Partnership Units, representing approximately 3% of shares outstanding prior to the Board's authorization of Sitio's $200 million share repurchase program. The Company had $81.9 million of authorized repurchases remaining as of December 31, 2024. In total, Sitio will return an aggregate $0.49 per share of capital for the fourth quarter of 2024, which represents 65% of fourth quarter 2024 Discretionary Cash Flow.

CONFERENCE CALL INFORMATION

Sitio plans to host a conference call at 8:30 a.m. ET on Thursday, February 27, 2025. Participants can access the call by dialing 1-833-470-1428 in the United States, or 1-404-975-4839 in other locations, with access code 552754, or by webcast at https://events.q4inc.com/attendee/778319394. Participants may also pre-register for the event via the following link: https://www.netroadshow.com/events/login?show=1131dee8&confId=76348. The conference call, live webcast, and replay can also be accessed through the Investor Relations section of Sitio’s website at www.sitio.com.

(1)Includes production from the DJ Basin Acquisition as if it was owned on January 1, 2024 (transaction effective date of 10/1/23); the DJ Basin Acquisition is defined as the all-cash acquisition of approximately 13,000 NRAs in the DJ Basin from an undisclosed third party that closed on April 4, 2024. Refers to Company guidance issued on November 6, 2024
(2)Includes dividends declared with respect to 4Q24 (payable March 28, 2025). Market cap is based on Sitio's share price as of February 25, 2025 and share count as of February 24, 2025
(3)For definitions of non-GAAP financial measures and reconciliation to their most directly comparable GAAP financial measures, please see "Non-GAAP financial measures"
(4)Estimated cash tax guidance range is based on expectations at NYMEX forward strip pricing on February 26, 2025 and for the assets owned on February 26, 2025. Note: 2024 estimated cash taxes reflect full utilization of a non-recurring Brigham merger overpayment credit carryforward

OPERATOR ACTIVITY
The following table summarizes Sitio's net royalty acres, net average daily production and net LOS wells by basin as of December 31, 2024.

	Delaware	Midland	DJ	Eagle Ford	Williston/Other	Total
Net Royalty Acres (normalized to 1/8th royalty equivalent)
As of December 31, 2024	156,543	45,626	41,681	21,047	8,206	273,103

Net Average Daily Production (Boe/d)
Three months ended December 31, 2024	20,570	8,353	6,619	4,540	792	40,874
% Oil	47%	52%	42%	47%	54%	47%

Net LOS Wells (normalized to 5,000' laterals)
Net spuds	11.3	7.8	4.1	1.0	0.3	24.5
Net permits	11.2	3.9	1.9	3.2	0.2	20.4
Net LOS wells as of December 31, 2024	22.5	11.7	6.0	4.2	0.5	44.9

PROVED RESERVES

The following tables set forth information regarding the Company’s net ownership interest in estimated quantities of proved developed and undeveloped oil and natural gas reserves and the changes therein for each of the periods presented. The reserves presented herein are based on a reserve report prepared by Sitio and audited by Cawley, Gillespie & Associates, Inc.

	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Balance as of December 31, 2023	38,832	150,270	21,416	85,293
Revisions	(1,270)	9,381	863	1,157
Extensions	6,297	22,066	3,132	13,106
Acquisition of reserves	5,209	41,587	6,131	18,271
Production	(7,004)	(23,360)	(3,174)	(14,071)
Balance as of December 31, 2024	42,064	199,944	28,368	103,756

Proved developed and undeveloped reserves:	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total (MBOE)
Developed as of December 31, 2022	27,407	133,489	15,169	64,824
Undeveloped as of December 31, 2022	7,650	25,953	3,190	15,165
Balance at December 31, 2022	35,057	159,442	18,359	79,989

Developed as of December 31, 2023	30,537	127,170	18,167	69,899
Undeveloped as of December 31, 2023	8,295	23,100	3,249	15,394
Balance at December 31, 2023	38,832	150,270	21,416	85,293

Developed as of December 31, 2024	36,384	179,056	25,368	91,595
Undeveloped as of December 31, 2024	5,680	20,888	3,000	12,161
Balance at December 31, 2024	42,064	199,944	28,368	103,756

COMMODITY DERIVATIVE CONTRACTS

The following table summarizes Sitio's commodity derivative contracts as of December 31, 2024.

Oil (NYMEX WTI)
1H25
Swaps
Bbl per day	1,100
Weighted Average Price per Bbl	$74.65

Collars
Bbl per day	2,000
Weighted Average Ceiling Price per Bbl	$93.20
Weighted Average Floor Price per Bbl	$60.00

Gas (NYMEX Henry Hub)
1H25
Collars
MMBtu per day	11,600
Weighted Average Ceiling Price per MMBtu	$10.34
Weighted Average Floor Price per MMBtu	$3.31

FINANCIAL RESULTS
Production Data

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Production Data:
Crude oil (MBbls)	1,782	1,558	7,001	6,344
Natural gas (MMcf)	6,749	5,923	23,557	23,136
NGLs (MBbls)	854	746	3,170	2,742
Total (MBOE)(6:1)	3,761	3,291	14,097	12,942
Average daily production (BOE/d)(6:1)	40,874	35,776	38,517	35,457
Average Realized Prices:
Crude oil (per Bbl)	$69.98	$77.91	$75.26	$75.80
Natural gas (per Mcf)	$1.42	$1.40	$1.02	$1.77
NGLs (per Bbl)	$18.09	$18.72	$18.99	$19.21
Combined (per BOE)	$39.82	$43.65	$43.35	$44.39
Average Realized Prices After Effects of Derivative Settlements:
Crude oil (per Bbl)	$72.09	$80.68	$76.46	$78.62
Natural gas (per Mcf)	$1.64	$1.66	$1.33	$2.06
NGLs (per Bbl)	$18.09	$18.72	$18.99	$19.21
Combined (per BOE)	$41.20	$45.43	$44.47	$46.30

Selected Expense Metrics

	Three Months Ended December 31,
	2024	2023
Production taxes and other	7.5%	9.8%
Depreciation, depletion and amortization ($/Boe)	$21.38	$20.85
General and administrative ($/Boe)	$3.69	$3.60
Cash G&A ($/Boe) (3)	$1.90	$1.95
Interest expense, net ($/Boe)	$5.73	$6.59

Consolidated Balance Sheets
(In thousands, except par and share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$3,290	$15,195
Accrued revenue and accounts receivable	123,361	107,347
Prepaid assets	6,760	12,362
Derivative asset	1,811	19,080
Total current assets	135,222	153,984

Property and equipment
Oil and natural gas properties, successful efforts method:
Unproved properties	2,464,836	2,698,991
Proved properties	2,941,347	2,377,196
Other property and equipment	3,737	3,711
Accumulated depreciation, depletion, amortization, and impairment	(818,633)	(498,531)
Total property and equipment, net	4,591,287	4,581,367

Long-term assets
Long-term derivative asset	—	3,440
Deferred financing costs	8,525	11,205
Operating lease right-of-use asset	5,940	5,970
Other long-term assets	2,746	2,835
Total long-term assets	17,211	23,450

TOTAL ASSETS	$4,743,720	$4,758,801

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$46,385	$30,050
Operating lease liability	1,646	1,725
Total current liabilities	48,031	31,775

Long-term liabilities
Long-term debt	1,078,181	865,338
Deferred tax liability	253,778	259,870
Non-current operating lease liability	5,462	5,394
Other long-term liabilities	1,150	1,150
Total long-term liabilities	1,338,571	1,131,752

Total liabilities	1,386,602	1,163,527

Equity
Class A Common Stock, par value $0.0001 per share; 240,000,000 shares authorized; 83,205,330 and 82,451,397 shares issued and 78,980,516 and 82,451,397 outstanding at December 31, 2024 and December 31, 2023, respectively	8	8
Class C Common Stock, par value $0.0001 per share; 120,000,000 shares authorized; 73,443,992 and 74,965,217 shares issued and 73,391,244 and 74,939,080 outstanding at December 31, 2024 and December 31, 2023, respectively	8	8
Additional paid-in capital	1,710,372	1,796,147
Accumulated deficit	(146,792)	(187,738)
Class A Treasury Shares, 4,224,814 and 0 shares at December 31, 2024 and December 31, 2023, respectively	(96,910)	—
Class C Treasury Shares, 52,748 and 26,137 shares at December 31, 2024 and December 31, 2023, respectively	(1,265)	(677)
Noncontrolling interest	1,891,697	1,987,526
Total equity	3,357,118	3,595,274

TOTAL LIABILITIES AND EQUITY	$4,743,720	$4,758,801

Consolidated Statements of Operations
(In thousands, except per share amounts)

	Years Ended December 31,
	2024	2023	2022
Revenues:
Oil, natural gas and natural gas liquids revenues	$611,070	$574,542	$355,430
Lease bonus and other income	13,344	18,814	14,182
Total revenues	624,414	593,356	369,612

Operating expenses:
Management fees to affiliates	—	—	3,241
Depreciation, depletion and amortization	320,297	291,320	104,511
General and administrative	54,725	49,620	42,299
Production taxes and other	46,383	46,939	25,572
Impairment of oil and gas properties	—	25,617	—
Loss on sale of oil and gas properties	—	144,471	—
Total operating expenses	421,405	557,967	175,623

Net income from operations	203,009	35,389	193,989

Other income (expense):
Interest expense, net	(85,240)	(93,413)	(35,499)
Change in fair value of warrant liability	—	2,950	3,662
Loss on extinguishment of debt	—	(21,566)	(11,487)
Commodity derivatives gains (losses)	(4,905)	15,199	39,037
Interest rate derivatives gains	—	462	110
Net income (loss) before taxes	112,864	(60,979)	189,812

Income tax benefit (expense)	(17,935)	14,284	(5,681)

Net income (loss)	94,929	(46,695)	184,131
Net income attributable to Predecessor	—	—	(78,104)
Net income attributable to temporary equity	—	—	(90,377)
Net (income) loss attributable to noncontrolling interest	(53,983)	31,159	51
Net income (loss) attributable to Class A stockholders	$40,946	$(15,536)	$15,701

Net income (loss) per share of Class A Common Stock
Basic	$0.49	$(0.20)	$1.10
Diluted	$0.49	$(0.20)	$1.10

Weighted average Class A Common Stock outstanding
Basic	80,621	81,269	13,723
Diluted	80,856	81,269	13,723

Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2024	2023	2022
Cash flows from operating activities:
Net income (loss)	$94,929	$(46,695)	$184,131
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	320,297	291,320	104,511
Amortization of deferred financing costs and long-term debt discount	5,259	5,534	6,546
Share-based compensation	23,836	18,867	9,250
Change in fair value of warrant liability	—	(2,950)	(3,662)
Loss on extinguishment of debt	—	21,566	11,487
Impairment of oil and gas properties	—	25,617	—
Commodity derivative (gains) losses	4,905	(15,199)	(39,037)
Net cash received for commodity derivative settlements	15,803	24,613	7,104
Interest rate derivative gains	—	(462)	(110)
Net cash received (paid) for interest rate derivative settlements	—	781	(209)
Loss on sale of oil and gas properties	—	144,471	—
Deferred tax (benefit) expense	(6,702)	(42,946)	1,631
Change in operating assets and liabilities:
Accrued revenue and accounts receivable	(16,014)	33,564	(25,313)
Prepaid assets	5,666	19,550	(616)
Other long-term assets	2	2,089	(3,652)
Accounts payable and accrued expenses	14,231	8,810	(88,558)
Due to affiliates	—	—	(380)
Operating lease liabilities and other long-term liabilities	216	(1,030)	1,837
Net cash provided by operating activities	462,428	487,500	164,960

Cash flows from investing activities:
Acquisition of Falcon, net of cash	—	—	4,484
Acquisition of Brigham, net of cash	—	—	11,054
Predecessor cash not contributed in the Falcon Merger	—	—	(15,228)
Purchases of oil and gas properties, net of post-close adjustments	(329,885)	(170,545)	(557,569)
Proceeds from sale of oil and gas properties	—	113,298	—
Other, net	(74)	(2,479)	(840)
Net cash used in investing activities	(329,959)	(59,726)	(558,099)

Cash flows from financing activities:
Borrowings on credit facilities	474,400	644,500	348,895
Repayments on credit facilities	(263,600)	(877,500)	(209,000)
Issuance of 2026 Senior Notes	—	—	444,500
Repayments on 2026 Senior Notes	—	(438,750)	(11,250)
Issuance of 2028 Senior Notes	—	600,000	—
Borrowings on Bridge Loan Facility	—	—	425,000
Repayments on Bridge Loan Facility	—	—	(425,000)
Debt issuance costs	(598)	(22,060)	(24,889)
Debt extinguishment costs	—	(12,176)	—
Distributions paid to Temporary Equity	—	—	(115,375)
Distributions to noncontrolling interest	(112,421)	(158,968)	(13,318)
Dividends paid to Class A stockholders	(121,272)	(161,951)	(18,165)
Dividend equivalent rights paid	(1,165)	(1,048)	(579)
Repurchases of Class A Common Stock	(95,216)	—	—
Repurchases of Sitio OpCo Partnership Units (including associated Class C Common Shares)	(22,141)	—	—
Cash paid for taxes related to net settlement of share-based compensation awards	(2,361)	(3,444)	—
Deferred initial public offering costs	—	—	(61)
Other	—	—	(1,180)
Net cash (used in) provided by financing activities	(144,374)	(431,397)	399,578

Net change in cash and cash equivalents	(11,905)	(3,623)	6,439
Cash and cash equivalents, beginning of period	15,195	18,818	12,379
Cash and cash equivalents, end of period	$3,290	$15,195	$18,818

Supplemental disclosure of non-cash transactions:
Increase (decrease) in current liabilities for additions to property and equipment:	$343	$(12)	$(379)
Oil and gas properties acquired through issuance of Class C Common Stock and common units in consolidated subsidiary:	—	70,740	3,348,216
Temporary equity cumulative adjustment to redemption value:	—	—	706,940

Supplemental disclosure of cash flow information:
Cash paid for income taxes:	$3,135	$9,276	$1,866
Cash paid for interest expense:	83,074	77,310	29,030

Non-GAAP financial measures
Adjusted EBITDA, Discretionary Cash Flow and Cash G&A are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets and their ability to sustain dividends and/or share repurchases over the long term without regard to financing methods, capital structure or historical cost basis. Sitio believes that these non-GAAP financial measures provide useful information to Sitio's management and external users because they allow for a comparison of operating performance on a consistent basis across periods.
We define Adjusted EBITDA as net income (loss) plus (a) interest expense, (b) provisions for income taxes, (c) depreciation, depletion and amortization, (d) non-cash share-based compensation expense, (e) impairment of oil and natural gas properties, (f) gains or losses on unsettled derivative instruments, (g) change in fair value of the warrant liability, (h) management fee to affiliates (i) loss on debt extinguishment, (j) merger-related transaction costs (k) write off of financing costs and (l) loss on sale of oil and gas properties.
We define Discretionary Cash Flow for the three months ended December 31, 2024 as Adjusted EBITDA, less cash and accrued interest expense and estimated cash taxes.

We define Discretionary Cash Flow for the three months ended December 31, 2023 as Adjusted EBITDA, less cash and accrued interest expense and cash taxes. We revised our definition of Discretionary Cash Flow following this period to reflect our anticipated accrual of taxes period-to-period due to the runoff of tax credits associated with the Brigham merger.
We define Cash G&A as general and administrative expense less (a) non-cash share-based compensation expense, (b) merger-related transaction costs and (c) rental income.

Merger-related transaction costs for the three and twelve months ended December 31, 2023 have been recast to conform to the current period presentation.

These non-GAAP financial measures do not represent and should not be considered an alternative to, or more meaningful than, their most directly comparable GAAP financial measures or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. Our computations of Adjusted EBITDA, Discretionary Cash Flow and Cash G&A may differ from computations of similarly titled measures of other companies.

This release does not include a reconciliation for 2025E Cash G&A because certain elements of the comparable GAAP financial measures are not predictable in this situation, making it impractical for the Company to forecast.

The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended December 31,
	2024	2023
Net income (loss)	$19,329	$(91,716)
Interest expense, net	21,531	21,678
Income tax (benefit) expense	6,202	(21,168)
Depreciation, depletion and amortization	80,401	68,602
Loss on sale of oil and gas properties	—	144,471
EBITDA	$127,463	$121,867
Non-cash share-based compensation expense	6,278	4,393
Losses (gains) on unsettled derivative instruments	7,254	(12,194)
Loss on debt extinguishment	—	20,096
Merger-related transaction costs	254	875
Adjusted EBITDA	$141,249	$135,037

The following table presents a reconciliation of Discretionary Cash Flow to the most directly comparable GAAP financial measure for the period indicated (in thousands).

	Three Months Ended December 31,
	2024	2023
Cash flow from operations	$105,698	$132,682
Interest expense, net	21,531	21,678
Income tax (benefit) expense	6,202	(21,168)
Deferred tax benefit	(5,282)	27,839
Changes in operating assets and liabilities	14,180	(25,610)
Amortization of deferred financing costs and long-term debt discount	(1,334)	(1,259)
Merger-related transaction costs	254	875
Adjusted EBITDA	$141,249	$135,037
Less:
Cash and accrued interest expense	20,196	19,628
Estimated cash taxes	4,181	8
Discretionary Cash Flow	$116,872	$115,401
The following tables present a reconciliation of Cash G&A to the most directly comparable GAAP financial measure for the periods indicated (in thousands).

	Three Months Ended December 31,
	2024	2023
General and administrative expense	$13,876	$11,834
Less:
Non-cash share-based compensation expense	6,278	4,393
Merger-related transaction costs	254	875
Rental income	185	135
Cash G&A	$7,159	$6,431

	Year Ended December 31,
	2024	2023
General and administrative expense	$54,725	$49,620
Less:
Non-cash share-based compensation expense	23,836	18,867
Merger-related transaction costs	710	3,970
Rental income	680	512
Cash G&A	$29,499	$26,271

About Sitio Royalties Corp.
Sitio is a shareholder returns-driven company focused on large-scale consolidation of high-quality oil & gas mineral and royalty interests across premium basins, with a diversified set of top-tier operators. With a clear objective of generating cash flow from operations that can be returned to stockholders and reinvested, Sitio has accumulated over 270,000 NRAs through the consummation of over 200 acquisitions, as of December 31, 2024. More information about Sitio is available at www.sitio.com.
Forward-Looking Statements
This news release contains statements that may constitute “forward-looking statements” for purposes of federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company's expected results of operations, cash flows, financial position and future dividends; as well as certain future plans, expectations and objectives for the Company’s operations, including statements about our return of capital framework, our share repurchase program and its intended benefits, financial and operational guidance, strategy, synergies, certain levels of production, future operations, financial position, prospects, and plans. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance, and financial condition to differ materially from our expectations and predictions. Factors that could materially impact such forward-looking statements include, but are not limited to: commodity price volatility, the global economic uncertainty and market volatility related to changes in U.S. trade policy, including the imposition of tariffs, slowing growth and demand, especially from China, the conflict in Ukraine and associated economic sanctions on Russia, the conflict in the Israel-Gaza region and continued hostilities in the Middle East including heightened tensions and conflict with Iran, Lebanon and Yemen, voluntary production cuts by OPEC+ and others, including any additional extensions of such voluntary production cuts or the duration thereof, increased global oil, natural gas and natural gas liquids supply and those other factors discussed or referenced in the "Risk Factors" section of Sitio’s Annual Report on Form 10-K for the year ended December 31, 2024 and other publicly filed documents with the SEC. Any forward-looking statement made in this news release speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. Sitio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
IR contact:
Alyssa Stephens
(281) 407-5204
IR@sitio.com